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                                                                      Exhibit 23


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation of our report dated February 12, 2002 (except with respect to the the matters discussed in Note 16, as to which the date is March 15, 2002) included in this Form 10-K and into IVAX' previously filed registration statements on Form S-8 Nos. 333-30690, 333-30692, 333-07811, 33-82756, 33-67090,
33-39186, 33-44042, 33-53944, 33-88914, 33-88912, 33-65133, 333-24593, 33-72280
and 333-42997, Form S-3 Nos. 33-46173, 333-43176 and 333-51372 and Form S-4 Nos.
33-44116, 33-60847 and 333-51364. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP


Miami, Florida,
  March 26, 2002.